                                                                      Exhibit 11




                 E. I. DU PONT DE NEMOURS AND COMPANY
                   CALCULATION OF EARNINGS PER SHARE
                (Dollars in millions, except per share)



                                                              Years Ended December 31
                                        ---------------------------------------------------------------------------------------
                                                 2001            2000              1999            1998                  1997
                                         -------------     -------------     -------------     -------------     -------------

Net income less dividends on
   preferred stock ..............    $        4,329    $        2,304    $        7,680    $        4,470    $        2,395
                                     ==============    ==============    ==============    ==============    ==============

Average number of common shares
   (excludes treasury stock and
   the shares held by DuPont
   Flexitrust) - Basic ..........     1,035,992,748     1,043,358,416     1,084,537,228     1,128,826,525     1,130,755,483

Shares assumed to be issued due
   to stock options .............         5,171,881         7,684,108        13,433,101        16,520,503        19,047,967
                                     --------------    --------------    --------------    --------------    --------------

Adjusted average number of common
   shares and share equivalents
   - Diluted ....................     1,041,164,629     1,051,042,524     1,097,970,329     1,145,347,028     1,149,803,450
                                     ==============    ==============    ==============    ==============    ==============

Earnings per share:
   - Diluted ....................    $        4.16 (a) $         2.19    $        6.99 (b) $         3.90    $         2.08
                                     ==============    ==============    ==============    ==============    ==============

   - Basic ......................    $        4.18 (a) $         2.21    $        7.08 (b) $         3.96    $         2.12
                                     ==============    ==============    ==============    ==============    ==============




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(a)      Includes cumulative effect of a change in accounting principle of $.01 diluted and basic.

(b) Includes income from discontinued operations of $6.80 diluted and $6.89 basic.